TII INDUSTRIES
1385 AKRON STREET                                    TEL:  516-789-5000
COPIAGUE, NEW YORK  11726                            FAX:  516-789-5063
USA

FOR IMMEDIATE RELEASE:
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           TII INDUSTRIES, INC. RAISES $3,150,000 GROSS PROCEEDS FROM
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                               PRIVATE PLACEMENT
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Copiague,  New York,  June 13,  2000 - TII  Industries,  Inc.  (TIII-NASDAQ),  a
leading producer of lightning and surge protection products and systems for the telephone and cable-television industries, said today that it had raised gross proceeds of $3,150,000 in a private placement.

Commenting on the transaction, Timothy J. Roach, President and Chief Executive Officer stated, "Proceeds from this offering will be used primarily for marketing, sales and product development to accelerate the roll-out of new products into these high-growth communications markets, especially our patented, high-performance broadband and wireless lightning and surge protectors."

The private placement consisted of the sale of 1,800,000 units at $1.75 per unit. Each unit is composed of one share of common stock and a redeemable common stock warrant to purchase one share of common stock within 4 years (commencing after six months) at $2.79 per share.

The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act.

Mr. Roach stated, "With the accelerating convergence of communications technologies and competition intensifying between the telephone and cable-television industries to provide users with expanded services, including faster internet access, we expect the demand for our high-performance protection products to accelerate in the telephone and cable-television markets."

Mr. Roach concluded, "We therefore felt it important to increase our capital base. With this infusion, coupled with anticipated cash flows from the business and our current bank line which


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is largely unused, we feel our current capital needs are well met."

Founded in 1964, TII is a leading supplier of high-performance lightning and surge protection products, network interface devices and station electronics for the telecommunications industry. The Company has expanded into the rapidly growing broadband communications markets with the development of high-performance broadband network protectors. TII's patented, broadband protectors out-perform all others in protecting the homeowner from the devastating effects of lightning, while causing no high-speed signal or data loss, critical to the proper performance of a broadband network.


For Additional Information, contact:
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Paul G. Sebetic, VP Finance & CFO - TII Industries, Inc. (631) 789-5000
Bob Frost, Investor Access Corporation (212) 679-0652

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Statements   in  this   release   that   are   not   strictly   historical   are
"forward-looking" statements which should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. These factors include, but are not limited to, general economic and business conditions, adverse weather and similar conditions, competition; potential technological changes, potential changes in customer spending and purchasing policies and practices; the Company's ability to market its existing, recently developed and new products; dependence on third parties for its products and product components; the Company's ability to attract and retain technologically qualified personnel; the retention of the tax benefits provided by its Puerto Rico operations; the Company's ability to fulfill its growth strategies; the availability of financing on satisfactory terms to support the Company's growth; and other factors from time to time discussed in TII's SEC reports.

Visit our worldwide web site located at http://www.tii-industries.com
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